Exhibit 5.1

January 31, 2023

Movano Inc.

300 S Tryon Street, Suite 1000

Charlotte, NC 28202

Ladies and Gentlemen:

We have acted as counsel to Movano Inc., a Delaware corporation (the “Company”), in connection with the proposed offering and sale by the Company of up to (i) 5,340,000 shares of the Company’s Common Stock, par value $0.0001 per share (the “Common Stock”) (which includes up to 696,000 shares that are subject to the underwriter’s option to purchase additional shares to cover over-allotments, if any) (the “Shares”) and (ii) warrants (the “Warrants”) to purchase an aggregate of up to 2,670,300 shares of Common Stock with an exercise price equal to $1.57 per share (the “Warrant Shares” and, together with the Shares and the Warrants, the “Securities”), pursuant to the Registration Statement on Form S-3 (No. 333-264116) initially filed by the Company with the Securities and Exchange Commission (the “Commission”) under the Securities Act of 1933, as amended (the “Securities Act”), on April 4, 2022 and declared effective by the Commission on May 25, 2022, the related base prospectus dated May 25, 2022 (the “Base Prospectus”), and the prospectus supplement dated January 27, 2023 (together with the Base Prospectus, the “Prospectus”). This opinion is being furnished to you in accordance with the requirements of Item 601(b)(5) of Regulation S-K under the Securities Act.

You have requested our opinion as to the matters set forth below in connection with the Registration Statement, the Prospectus and the offering of the Securities thereunder. For purposes of rendering these opinions, we have examined: (i) the Registration Statement; (ii) the Prospectus; (iii) the Underwriting Agreement; (iv) the Warrant Agent Agreement; (v) the form of Warrant; (vi) the Amended and Restated Certificate of Incorporation of the Company, as amended to date, and the Amended and Restated Bylaws of the Company, as amended to date; and (iv) the records of corporate actions of the Company relating to the Registration Statement, the Prospectus and matters in connection therewith. We have also made such other investigation as we have deemed appropriate. We have examined and relied upon certificates of public officials and, as to certain matters of fact that are material to our opinions, we have also relied on a certificate of an officer of the Company. In rendering our opinions, we have also made assumptions that are customary in opinion letters of this kind. We have not verified any of those assumptions.

Our opinions set forth below are limited to the Delaware General Corporation Law, including the applicable provisions of the Delaware Constitution and reported judicial decisions interpreting those laws.

Movano Inc.

January 31, 2023

Our opinions set forth below in numbered paragraph 1, the first sentence of numbered paragraph 2 and numbered paragraph 3 are limited to the Delaware General Corporation Law (the “DGCL”) and reported judicial decisions interpreting the DGCL. Our opinion set forth below in the second sentence of numbered paragraph 2 is limited to the laws of the State of New York

Based upon and subject to the foregoing, it is our opinion that:

1. The Shares are duly authorized for issuance by the Company and, when issued, delivered and paid for as described in the Prospectus and pursuant to the Underwriting Agreement, will be validly issued, fully paid and non-assessable.

2. The Warrants have been duly authorized for issuance by the Company. The Warrants, when issued, delivered and paid for as described in the Prospectus and pursuant to the Warrant Agent Agreement, will constitute valid and binding obligations of the Company enforceable against the Company in accordance with their terms, subject to the effects of bankruptcy, insolvency, fraudulent transfer, reorganization, receivership, moratorium and other laws affecting the rights and remedies of creditors generally.

3. The Warrant Shares have been duly authorized for issuance by the Company and, when issued and delivered by the Company against payment therefor as described in the Prospectus, upon exercise of the Warrants in accordance with the terms therein and the terms of the Warrant Agent Agreement, will be validly issued, fully-paid and non-assessable.

We hereby consent to the filing of this opinion letter as an exhibit to the Company’s Current Report on Form 8-K and to the reference to this firm in the Prospectus under the caption “Legal Matters.” In giving our consent, we do not hereby admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations thereunder.

Yours truly,

/s/ K&L Gates LLP